SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                          (Amendment No._____3______)*


                           Inmark Enterprises, Inc.
              -----------------------------------------------------
                                (Name of Issuer)

                        Common Stock, $.001 par value
          -------------------------------------------------------------
                         (Title of Class of Securities)

                                    457635100
              -----------------------------------------------------
                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement [ ].

(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                              Page 1 of 6 pages

CUSIP No. 457635100                  13G                    Page 2 of 6 Pages



--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       D.H. Blair & Co., Inc.


--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]


--------------------------------------------------------------------------------
   3   SEC USE ONLY




--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION


       New York

--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             0
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             0
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       0

--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                       0
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


                       0%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*



                      IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 457635100                   13G                    Page 3 of 6 Pages



--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Kenton Wood


--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]


--------------------------------------------------------------------------------
   3   SEC USE ONLY




--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION


       Great Britain

--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             0
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             0
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       0
----------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       0

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


                       0%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

                     IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 457635100                   13G                    Page 4 of 6 Pages



--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Alan Stahler


--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]


--------------------------------------------------------------------------------
   3   SEC USE ONLY




--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION


       United States

--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             0
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             0
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       0
----------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                        0

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


                        0%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

                     IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 457635100                   13G                    Page 5 of 6 Pages



--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Kalman Renov


--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]


--------------------------------------------------------------------------------
   3   SEC USE ONLY




--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION


       United States

--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             0
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             0
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       0
----------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       0

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


                       0%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

                     IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                                      Page 6 of 6 pages
Item 2.
         (a)   Name of Person Filing:

               D.H. Blair & Co., Inc.  ("Blair"),  Kenton E. Wood ("Wood"),
               Alan   Stahler ("Stahler"), and  Kalman   Renov   ("Renov")
               (collectively, the "Reporting Parties") hereby amend their statement on Schedule 13G relating to the Common Stock, $.001 par value of Inmark Enterprises, Inc. (the Issuer") as follows.

Item 4. is hereby amended in its entirety as follows:

     (a) (b) As of December 31, 1997, the Reporting Parties may be deemed to beneficially own -0- shares or 0% of the Issuer's shares issued and outstanding.

Item 5. is hereby amended in its entirety as follows

               Ownership of Five Percent or Less of a Class: [x]

               The Reporting Parties have ceased to be beneficial owners of greater than five percent of the Issuer's shares.

Item 10.       Certification:
               By signing below we certify that to the best of our knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as participant in any transaction having such purpose of effect.

                                   SIGNATURES

         After reasonable inquiry and to the best knowledge and belief of the Reporting Persons, each such person or entity certifies that the information set forth in this statement is true, complete and correct.




                                          D.H. BLAIR & CO., INC.


                                              /s/ Kenton E. Wood
Dated:   February 5, 1998                By:________________________________
         New York, New York                 Kenton E. Wood
                                            Chairman




                                             /s/ Kenton E. Wood
Dated:   February 5, 1998                  _________________________________
         New York, New York                 Kenton E. Wood





                                            /s/ Alan Stahler
Dated:   February 5, 1998                  _________________________________
         New York, New York                 Alan Stahler






                                            /s/ Kalman Renov
Dated:   February 5, 1998                  _________________________________
         New York, New York                 Kalman Renov